                                     EXHIBIT 2.2


                                     AMENDMENT TO
                               STOCK PURCHASE AGREEMENT


     THIS AMENDMENT ("Amendment") is made this 31st day of August, 1998, by and between Tandy Corporation, a Delaware corporation ("Seller"), and CompUSA Inc., a Delaware corporation ("Buyer"), and amends the Stock Purchase Agreement dated as of June 21, 1998 (the "Original Agreement", and as amended hereby, the "Agreement") between Seller and Buyer.

                                 W I T N E S S E T H:

     WHEREAS, Seller owns 100% of the issued and outstanding shares of Series A and Series B Common Stock (the "Shares") of Computer City, Inc., a Delaware corporation (the "Company"); and

     WHEREAS, Seller and Buyer have entered into the Original Agreement, pursuant to which Buyer agreed to purchase from Seller all of the Shares on the terms and conditions specified in the Original Agreement; and

     WHEREAS, pursuant to Section 8.1(a) of the Original Agreement, Buyer has given written notice ("Termination Notice") to Seller that matters, facts or circumstances involving the Company or its business make it inadvisable for Buyer to proceed with the Closing (as defined in the Original Agreement); and

     WHEREAS, Buyer and Seller have endeavored, in good faith, to resolve certain matters regarding the Company and have agreed to allocate responsibility for such matters in an equitable and reasonable manner and, to effect such allocation, the parties have agreed to enter into this Amendment; and

     WHEREAS, in order to induce Buyer to proceed with the Closing, Seller is willing to modify the terms of the Original Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and intending to be legally bound hereby, Buyer and Seller agree as follows:

     1. DEFINITIONS. Capitalized terms not otherwise defined in this Amendment shall have the definitions ascribed to them in the Original Agreement. All references to the "Agreement" in the Original Agreement shall mean the Original Agreement as amended hereby.

     2. AMENDMENT OF SECTION 1.3. Section 1.3 of the Original Agreement is hereby amended by replacing the reference to "$12,500,000" with "$48,700,000".

     3. AMENDMENT OF SECTION 1.4(b). Section 1.4(b) of the Original Agreement is hereby amended by replacing the reference to "$12,500,000" with "$48,700,000", and by replacing all references to "$150,000,000" with "$136,000,000".

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     4.   ADDITION OF SECTIONS 1.4(c) THROUGH 1.4(f).  The following new
Sections 1.4(c) through 1.4(f) are hereby added to the Original Agreement:

               (c) Notwithstanding anything to the contrary contained herein, Buyer and Seller agree that the reserve for repairs to real estate improvements of the Company (the "Repairs Reserve") as of August 31, 1998 shall be $100,000. No post-closing adjustment for the agreed-upon Repairs Reserve shall be made pursuant to Section 1.5, and Seller shall have no liability for routine repairs to real estate improvements of the Company beyond the agreed-upon Repairs Reserve.

               (d) Notwithstanding anything to the contrary contained herein, Buyer and Seller agree that: (i) the liability of the Company and the related reserve for potential warranty claims on the Company's private label, built-to-order products ("BTO Warranty Liability") as of August 31, 1998 shall be $800,000; (ii) up to $1,000,000 shall be added to the existing reserve, if any, of the Company for employee vacations ("Accrued Vacation") as of August 31, 1998; provided, however, that in no event shall the reserve for Accrued Vacation exceed $1,200,000 (for example, if the existing reserve for Accrued Vacation is $300,000, then $900,000 shall be added; however, if the existing reserve for Accrued Vacation is $100,000, then $1,000,000 shall be added); and (iii) the reserve for prepaid obligations to provide software training on and after the Closing Date ("Prepaid Training") as of August 31, 1998, shall be $1,000,000. No post-closing adjustment for the agreed-upon BTO Warranty Liability, Accrued Vacation, or Prepaid Training shall be made pursuant to Section 1.5, and Seller shall have no liability for BTO Warranty Liability, Accrued Vacation, or Preferred Training beyond their respective agreed-upon reserves.

               (e) Notwithstanding anything to the contrary contained herein, neither the Preliminary Closing Balance Sheet nor the Final Closing Balance Sheet (as it may be adjusted) shall include any asset value associated with the Tech Factory "Logistics Pipeline" System of the Company processing system used by the Company at its facility located at 5400 Sandshell Drive, Fort Worth, Texas, and described in
     Item 22 of Section 2.8 of the Seller Disclosure Schedule.

               (f) In the event that the gross book value of property and equipment on either the Preliminary Closing Balance Sheet or the Final Closing Balance Sheet (as it may be adjusted) exceeds $187,000,000, the Adjusted Net Book Value shall be decreased, dollar for dollar, by such excess.

     5. AMENDMENT OF SECTION 1.5(b). Section 1.5(b) of the Original Agreement is hereby amended by adding the phrase "(as it may be adjusted)" after the phrase "Final Closing Balance Sheet", by replacing the reference to "$12,500,000" with "$48,700,000", and by replacing all references to "7.5%" with "9.48%".

     6. AMENDMENT OF SECTION 1.5(c). The following new Section 1.5(c) is hereby added to the Original Agreement:

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               (c)  SPECIAL INVENTORY ADJUSTMENT.  This subsection (c)
     relates only to adjustments to the value of the Company's inventory (the "Inventory") as of the Closing Date based on the quality, condition, age and categorization of the Inventory, and not to any adjustments based on errors in accounting or record-keeping for which GAAP requires a devaluation of inventory. As promptly as reasonably practicable after the Closing Date, Buyer will provide to Seller any information obtained by Buyer that Buyer believes would be useful for purposes of valuing the Inventory. Notwithstanding anything in
     Section 1.5(b) to the contrary, if the value of the Inventory in the Final Closing Balance Sheet, as first presented by Seller pursuant to
     Section 1.5(a)(i), exceeds the value of the Inventory in the Final Closing Balance Sheet, as finally accepted or adjusted pursuant to
     Section 1.5(a)(ii) or (iii) (such excess being referred to herein as the "Inventory Devaluation Amount"), by more than $10,000,000, then the value of the Inventory in the Final Closing Balance Sheet (as finally accepted or adjusted) shall be deemed increased, for purposes of determining the Recomputed Purchase Price pursuant to Section 1.5(b), by an amount equal to the sum of (a) $10,000,000 plus (b) 50% of the amount by which the Inventory Devaluation Amount exceeds $10,000,000. If the Inventory Devaluation Amount does not exceed $10,000,000, then the value of the Inventory in the Final Closing Balance Sheet (as finally accepted or adjusted) shall be deemed, for purposes of determining the Recomputed Purchase Price, to be equal to the value of the Inventory in the Final Closing Balance Sheet, as first presented by Seller pursuant to Section 1.5(a)(i).

     7. AMENDMENT OF SECTION 4.14(c). Section 4.14(c) of the Original Agreement is hereby amended by replacing the first sentence with the following:

               Seller shall provide to Buyer: (i) at Closing, a complete and correct list containing the number (by location) of all employees of the Company whose employment was terminated by the Company between June 1, 1998 and August 8, 1998; and (ii) on or before September 22, 1998, a complete and correct list containing the number by location of all employees of the Company whose employment was terminated by the Company between August 9, 1998 and August 31, 1998.

     8. ADDITION TO SECTION 5.1(g). Section 5.1(g) of the Original Agreement is hereby amended by adding the following sentences at the end of such section:

     If, following the final determination of the Recomputed Purchase Price and any payment required by Section 1.5(b), there is any subsequent indemnity payment made between Buyer and Seller, the Incremental Tax Cost shall be recalculated. If, as a result of a subsequent indemnity payment, the Incremental Tax Cost is increased, Buyer shall pay to Seller an amount equal to such increase within ten (10) days following the payment of such indemnity payment. If, as a result of a subsequent indemnity payment, the Incremental Tax Cost is reduced, Seller shall pay to Buyer an amount equal to such decrease within ten
     (10) days following the payment of such indemnity payment.

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     9.   AMENDMENT OF SECTIONS 9.1(d)(ii) AND 9.1(e)(ii).   Sections 9.1(d)(ii)
and 9.1(e)(ii) of the Original Agreement are hereby amended by replacing the phrase "the outstanding principal balance of the Seller Note at the time such claims are asserted" with "$136,000,000".

     10. REPLACEMENT OF EXHIBIT A TO THE ORIGINAL AGREEMENT. Exhibit A to Original the Agreement is hereby replaced in its entirety by the form of subordinated promissory note in the principal amount of $136,000,000 attached hereto as Exhibit 1.

     11. AMENDMENTS AND SUPPLEMENTS TO SELLER DISCLOSURE SCHEDULES. The Seller Disclosure Schedules shall consist of the Seller Disclosure Schedules attached to the Original Agreement and those Amended Schedules delivered by Seller to Buyer and dated as of July 13, 1998 and July 21, 1998, amended and supplemented as set forth in Exhibit 2.

     12. WAIVER AND WITHDRAWAL. Buyer hereby waives any and all leasehold valuation issues and fixed asset valuation issues raised by Buyer in the Termination Notice, and there shall be no post-closing adjustment with respect thereto. Buyer hereby withdraws any request that Seller assume the leases identified as "Inappropriate Leases" on Schedule B attached to the Termination Notice. The foregoing shall not constitute a waiver by Buyer of any indemnification or other rights, and shall not relieve Seller of any indemnification or other obligations, under the Agreement, other agreements or otherwise, with regard to the Company or its leases or fixed assets.

     13. RATIFICATION. Except as specifically provided herein, no term, condition or provision of the Original Agreement is amended or modified by this Amendment. The Original Agreement is hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with the terms and provisions thereof, as amended by this Amendment and other written amendments and modifications executed and delivered by the parties.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                   Tandy Corporation


                                   By: /s/  Dwain H. Hughes
                                      -----------------------------------------
                                      Dwain H. Hughes
                                      Senior Vice President & Chief Financial
                                      Officer


                                   CompUSA Inc.


                                   By: /s/ Robert Gary
                                      -----------------------------------------
                                      J. Robert Gary
                                      Vice President - Finance

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                                       EXHIBITS


     The exhibits to the Amendment to Stock Purchase Agreement dated August 31, 1998, which are listed below, have been omitted from this filing, and the Registrant agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

     Exhibit 1 Subordinated Promissory Note dated August 31, 1998 of the Registrant in the principal amount of $136,000,000 payable to Tandy Corporation.

     Exhibit 2           Revisions to Seller Disclosure Schedule.